Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-116711 on Form S-3 and No. 333-99043 on Form S-8 of our reports dated February 23, 2007, relating to the financial statements of Cedar Fair, L.P., and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cedar Fair, L.P. for the year ended December 31, 2006.
Deloitte & Touche LLP
Cleveland, Ohio
February 28, 2007